                                                                 Exhibit 10.20

                   Advanced Technology Laboratories, Inc.

            May 5, 1993, Compensation Committee Minutes (Excerpt)

                   Management Incentive Compensation Plan



RESOLVED, that the Management Incentive Compensation Plan adopted December 23, 1986 (the "Plan") is hereby amended to provide that paragraph 1 states: "The purpose of this Plan is to provide incentive compensation to officers and key employees of Advanced Technology Laboratories, Inc. and its subsidiaries and affiliates (hereinafter collectively called the Corporation) who contribute to the achievement by the Corporation of its growth and profit objectives." and

FURTHER RESOLVED, that paragraphs 4(a) and 4(b) of the Plan are hereby amended to provide:

     "(a) The Committee shall determine the total amount available for awards, the Employees and the surviving spouses or estates of deceased Employees to receive awards, and the amount, terms, form and time of payment of each award.

     "(b) Awards may be made in cash or stock of Advanced Technology Laboraotries, Inc. or both. In any case in which payment of an award is to be made in stock, such stock shall be valued for such purpose at the mean of its high and low sales prices quoted on the National Association of Securities Dealers Automated Quotation System (NASDAQ) on such date or dates as may be determined by the Committee, but not more than five business days prior to the date of the grant of the award."